 Exhibit 10.02

November 1, 2012

Michael Kline

21700 Oxnard Street, Suite 1600

Woodland Hills, CA 91367

Dear Michael:

Reference is hereby made to your employment offer letter with ReachLocal, Inc. (the “Company”), dated as of May 14, 2004, as amended on February 22, 2010 (the “Employment Letter”).

In light of your request to transition out of your current role, this letter sets forth certain changes to the terms of your employment, including the date of your termination of employment, and the terms of your post-termination consulting services.

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, you and the Company mutually agree as follows:

1.   Employment Period. From the date hereof through June 30, 2013 (such period, the “Employment Period”), you will continue your employment with the Company in your current position as the Company's Chief Strategy Officer and President Local Commerce, reporting to the Chief Executive Officer, and on the terms and conditions as in effect on the date hereof (including without limitation an annual base salary of $333,000). In addition, you will work with the Chief Executive Officer to ensure a smooth transition of your responsibilities. Your employment with the Company will automatically and without further action terminate on June 30, 2013 (the “Termination Date”). As of the Termination Date, you will no longer hold any positions with the Company or its subsidiaries except as expressly provided herein.

2.   Bonus Opportunity. You will continue to remain eligible to receive an annual bonus with respect to the 2012 fiscal year (the “2012 Bonus”) and the 2013 fiscal year (the “2013 Bonus”) under the ReachLocal Incentive Bonus Plan. The amount of the 2012 Bonus, if any, will be determined in the sole discretion of the Compensation Committee (the “Committee”) in accordance with the methodology previously established by the Committee with respect to the 2012 Bonus. Except as set forth below, payment of the 2012 Bonus (to the extent it becomes payable) will be contingent on your continued employment through the payment date and will be paid on the regular schedule for payment of the 2012 bonuses to senior management (but in no event later than March 15, 2013). Subject to your continued employment through June 30, 2013, you will be eligible to receive the 2013 Bonus, in a target amount equal to $168,625. The actual amount of the 2013 Bonus will be determined in the sole discretion of the Committee in accordance with the methodology to be established by the Committee with respect to the payment of bonuses, if any, for 2013. Such bonus, if any, will be paid on the regular schedule for payment of the 2013 bonuses to senior management (in calendar year 2014). You will not otherwise be eligible to receive a bonus for the 2013 fiscal year under the ReachLocal Incentive Bonus Plan.

3.   Early Termination of Employment. In the event your employment is terminated by the Company prior to the conclusion of the Employment Period other than for Cause (as defined in the Company's Amended and Restated Change in Control and Severance Policy for Senior Management, as amended from time to time (“Severance Policy”)) (other than due to death or disability), then, subject to your timely execution and non-revocation of a release of claims against the Company (in a form prescribed by the Company), in addition to any payments or benefits to which you may become entitled under the Severance Policy (i) if the 2012 Bonus (to the extent any becomes payable), has not been paid prior to the termination date, the Company shall pay you the 2012 Bonus (if any) payable in accordance with the terms set forth above and on the regular schedule for payment of bonuses to senior management (but in no event later than March 15, 2013), (ii) the Company shall pay you the 2013 Bonus (if any) payable in accordance with the terms set forth above and on the regular schedule for payment of bonuses to senior management (in calendar year 2014), and (iii) notwithstanding anything to the contrary contained in the Severance Policy, each outstanding equity award then held by you shall, immediately prior to such termination, vest with respect to that number of shares that would have otherwise vested pursuant to each such equity award through December 31, 2014 (had you remained in service with the Company through such date).

4.     Consulting Services. If (i) your employment is terminated by reason of the expiration of the Employment Period or (ii) the Company terminates your employment during the Employment Period other than for Cause (but not by reason of your death or disability), in either case, and provided that you and the Company have reached agreement on the Consulting Objectives (as defined below), then for the period from your termination date (the “Termination Date”) through December 31, 2013 (the “Consulting Period”) you will provide consulting services as an independent contractor to the Company. You and the Company shall mutually agree, in good faith, on reasonable objectives to be accomplished by the conclusion of the Consulting Period (the “Consulting Objectives”), and you shall also be available on an as needed basis, to assist the Company in matters pertaining to your transition of your responsibilities (the “Consulting Services”) in accordance with the following terms:

a.     Effective as of the Termination Date you will no longer be eligible to participate in the Severance Policy.

b.      As consideration for the ongoing provision of the Consulting Services and subject to your execution of a release of claims against the Company (in a form prescribed by the Company) within twenty-one (21) days following the Termination Date and non-revocation of such release during any applicable revocation period:

(i)     During the period beginning on July 1, 2013 and ending on December 31, 2013, the Company shall pay you a monthly consulting fee equal to (x) the difference between (i) $388,500 and (ii) any amounts paid to you as base salary during the Employment Period and paid or payable to you under the Severance Policy, if any, divided by (y) six (6), (the “Consulting Fee”), less any applicable taxes and withholdings, payable ratably during the such period on the Company's standard bi-monthly payroll dates and otherwise in accordance with the Company's standard payroll practices as in effect from time to time; provided, however, that no portion of the Consulting Fee shall be made prior to the 30th day following the Termination Date (such 30th day, the “First Payment Date”) (with any amounts otherwise payable prior to the First Payment Date paid on the First Payment Date without interest).

(ii)     Notwithstanding anything to the contrary contained in the Severance Policy, so long as you timely elect health benefits continuation pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder (“COBRA”), the Company shall pay or reimburse you for the applicable premiums for such continuation coverage under COBRA (payable as and when such payments become due) during the Consulting Period; provided, however, that (A) if any plan pursuant to which such benefits are provided ceases prior to the expiration of the period of continuation coverage to be exempt from the application of Section 409A of the Code, or (B) the Company is otherwise unable to continue to cover you under its group health plans (including because taxes or penalties would be imposed on the Company in connection with such continuation coverage), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments over the remaining portion of the continuation coverage period.

(iii)     Subject to Sections 3 and 4(e), your stock options under those certain Stock Option Grant Notice and Stock Option Agreements, with grant dates of September 19, 2008, May 20, 2010, February 17, 2012 and June 25, 2012 and your restricted stock units under that certain Restricted Stock Unit Award Agreement, with a grant date of February 17, 2012, each shall continue to vest in accordance with the terms set forth therein until the conclusion of the Consulting Period or, if earlier, until the termination of your Consulting Services for any reason.

c.     During the Consulting Period, the Company shall reimburse you for reasonable business expenses in accordance with the Company's applicable reimbursement policies, as in effect from time to time.

d.     During the Consulting Period, the Company acknowledges that the Consulting Services may be provided by you outside of the Company's office, though you will make yourself available to visit the offices at mutual agreeable times when necessary.

e.     If (i) the Consulting Period and your Consulting Services are terminated due to the expiration of the Consulting Period and provided that you have achieved the Consulting Objective and have, otherwise, satisfactorily performed the Consulting Services, as determined by the Committee in its sole discretion, (ii) the Company terminates the Consulting Period and your Consulting Services hereunder without Cause (as defined in the Severance Policy) (other than due to death or disability) or (iii) the Company experiences a Change in Control (as defined in the Company's Amended and Restated 2008 Stock Incentive Plan (the “Plan”)) during the Consulting Period, then, subject to, at the request of the Company, your timely execution and non-revocation of a release of claims against the Company (in a form prescribed by the Company), all outstanding equity awards then held by you shall, immediately prior to such termination or Change in Control, vest with respect to that number of shares that would have otherwise vested pursuant to each such equity award through December 31, 2014 (had you remained in service with the Company through such date). For the avoidance of doubt, nothing contained herein shall limit the ability of the Company, in connection with a Change in Control, (A) to terminate your Company stock options or Company restricted stock units in exchange for payment of the applicable transaction consideration (net of any applicable exercise price) or (B) to otherwise treat such stock options and/or restricted stock units in accordance with the terms of the Plan.

f.     In addition, if the Company terminates the Consulting Period and your Consulting Services hereunder without Cause (other than due to death or disability) then (i) the Company shall pay you, in one cash lump sum on the 30th day following the termination date, an amount equal to the aggregate unpaid Consulting Fee that would have been payable to you through December 31, 2013 had you continued to provide the Consulting Services hereunder until that date, and (ii) the Company shall continue to pay directly or reimburse you for the applicable premiums for continuation coverage under COBRA in accordance with Section 4(b)(ii) above from the termination date through December 31, 2013.

You understand and acknowledge that if you are terminated for Cause during the Employment Period or you voluntarily resign before the conclusion of the Employment Period, you will not be eligible to receive any of the foregoing compensation or benefits.

5.     Company Property. Upon the termination of the Employment Period or the Consulting Period for any reason, you agree to return to the Company all property of the Company in your possession, including without limitation, all devices (including personal digital assistants (PDAs)), files, records, data, notes, reports, correspondence, financial information, business plans and forecasts, credit cards, entry cards, identification badges, keys, materials, equipment and other documents or property (including all copies thereof); provided, however, that you shall be entitled to keep, and shall not be required to return to the Company, your Company-provided laptop and any associated hardware. In addition, you shall be entitled to retain, and the Company agrees to maintain and provide you access to, your Company e-mail address as long as the Company is responsible for maintaining reachlocal.com e-mail addresses generally.

6.     Post-Termination Obligations. You acknowledge and agree that you (i) continue to be subject to the Amended and Restated Non-Disclosure and Confidentiality Agreement executed as of October 31, 2012 (the “Confidentiality Agreement”), which shall survive the termination of your employment with the Company and the termination of the Consulting Period, (ii) are bound by the commitments and obligations set forth in the Confidentiality Agreement, including, without limitation, the covenants concerning Confidential Information, Solicitation of Employees and Solicitation of Customers (as described in the Confidentiality Agreement), and (iii) hereby reaffirm such covenants. You further acknowledge that, since the date on which you executed the Confidentiality Agreement, you have continued to receive some or all of the Confidential Information as described in the Confidentiality Agreement.

7.     Acknowledgements.

a.     You acknowledge and agree that you are hereby expressly consenting to all of the foregoing and, accordingly, none of the foregoing changes to the terms of your employment shall constitute “Good Reason” for purposes of the Severance Policy, the Employment Letter or otherwise. Furthermore, you and the Company acknowledge and agree that neither the termination of your employment pursuant to Section 1 above nor any of the changes to the terms of your employment hereunder will constitute an “Involuntary Termination”, a termination by the Company without “Cause” or a termination by you for “Good Reason” for purposes of the Severance Policy, the Employment Letter or otherwise.

b.     You acknowledge and agree that, as of the commencement of the Consulting Period, you will solely be an independent contractor and shall not be construed to be an employee of the Company in any manner under any circumstances or for any purposes whatsoever. You acknowledge and agree that, as of the Termination Date, you will no longer have any decision-making authority with respect to the Company or its subsidiaries.

8.     409A Considerations. To the extent that any payment under this letter constitutes nonqualified deferred compensation for purposes of Section 409A of the Code, and such payment would otherwise be payable hereunder by reason of a termination of your employment, then, to the extent required by Section 409A of the Code , all references to your termination of employment will be construed to mean a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”), and such amounts will only be paid upon or by reference to your Separation from Service. Notwithstanding anything to the contrary in this letter, no compensation or benefits will be paid to you prior to the expiration of the six (6)-month period following your Separation from Service to the extent that the Company determines that paying such amounts at the time or times indicated in this letter would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company will pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period. To the extent that any installment payments under this letter are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, for purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each such payment that you may be eligible to receive under this letter shall be treated as a separate and distinct payment. To the extent permitted under Section 409A of the Code, any separate payment or benefit under this letter or otherwise will not be deemed “nonqualified deferred compensation” subject to Section 409A and the six (6)-month delay requirement under 409A(a)(2)(B)(i) of the Code to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this letter in the space provided below for your signature and returning it to the Company. Please retain one fully-executed original for your files. Once executed and delivered, this letter will serve as an amendment to the Employment Letter.

Sincerely, ReachLocal, Inc.

By: /s/ Zorik Gordon
Zorik Gordon, CEO

Accepted, Acknowledged and Agreed,

this 1st day of November, 2012.

/s/ Michael Kline

Michael Kline

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